As filed with the Securities and Exchange Commission on November 13, 2002.

                        Registration No. 333-52318
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1
                         TO FORM S-1 ON FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                               INNOVO GROUP INC.
          (Exact name of registrant as specified in its charter)

Delaware                                       11-2928178
(State of other jurisdiction                   (IRS Employer Identi-
of incorporation or organization)              fication Number)

                       5900 S. Eastern Avenue, Suite 120
                          Commerce, California 90040
                                 (323) 725-5516
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Samuel J. Furrow, Jr.
                                 INNOVO GROUP INC.
                         5900 S. Eastern Avenue, Suite 120
                             Commerce, California 90040
                                    (323) 725-5516
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                      With copies to:
                                  Gilbert H. Davis, Esq.
                                Sims Moss Kline & Davis LLP
                               Suite 1700,Three Ravinia Drive
                                   Atlanta, Georgia 30346
                                       (770) 481-7200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of  the  Securities  Act  of  1933  or  until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              INNOVO GROUP INC.

                                Common Stock

              10,125,000 Shares Offered by Selling Stockholders


  The shares of common stock offered by this prospectus are being sold by the stockholders listed on pages 8 and 9 of this prospectus. The company will not receive any proceeds from the sale of these shares.

  Our common stock is traded on the Nasdaq SmallCap Market under the symbol INNO.

  The shares will be sold by the respective selling stockholders in one or more sales through the Nasdaq SmallCap Market, any other market on which our common stock is traded at the time of the sale, or in individually negotiated transactions.

  On November 8, 2002, the last sale price of our common stock on the Nasdaq SmallCap Market was $3.38. You should obtain a current market price quotation before you buy any of the offered shares.

  Our principal executive offices are  located at 5900 S. Eastern Avenue,
Suite  120,  Commerce,  California  90040.    Our  telephone  number  is
(323) 725-5516.

           --------------------------------------------------

  The securities offered by this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 2 of this prospectus.

           --------------------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           --------------------------------------------------

                             November 13, 2002

                              TABLE OF CONTENTS                    Page

Risk Factors.........................................................2
Forward-Looking Statements...........................................7
Use of Proceeds......................................................7
Dividend Policy......................................................8
Selling Stockholders.................................................8
Plan of Distribution.................................................9
Description of Securities ..........................................10
Where You Can Find More Information.................................12
Experts.............................................................13
Cautionary Statements...............................................13

                                  RISK FACTORS

This offering involves a high degree of risk, including those risks described below. You should carefully consider these risk factors, together with all of the other information in this prospectus, before deciding to invest in shares of our common stock.

               Risks Associated with Our Past Financial Results

We Could Be Required to Cut Back or Stop Operations If We Are Unable to Raise or Obtain Needed Funding

  Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We do not know if we will be able to raise additional funding or if such funding will be available on favorable terms.


  Our cash requirements to run our business have been and will continue to be significant. From 1997 through fiscal 2001, our negative operating cash flow and losses from continuing operations have been as follows:

                        Negative Cash Flow
                          from Operating              Losses from
                           Activities of               Continuing
Fiscal year ended:      Continuing Operations          Operations

December 1, 2001              $  632,000              $  618,000

November 30, 2000             $4,598,000              $6,151,000

November 30, 1999             $2,124,000              $1,340,000

November 30, 1998             $1,238,000              $2,267,000

November 30, 1997             $1,339,000              $1,729,000

  As of August 31, 2002 we had an accumulated deficit of approximately $33.5 million. The company continued to generate losses through the first quarter of fiscal 2002 before a net profit of $207,000 for the second quarter and $820,000 for the third quarter of fiscal 2002, respectively.
Although we have undertaken   numerous  measures   to   increase sales and
operate more efficiently, the company may experience further losses and negative cash flows. We can give you no assurance that the company will in fact operate profitably in the future.

                       Risks Associated with Our Business

We Must Expand Sales of Our Existing Products and Successfully Introduce New Products to Increase Revenues and Attain Profitability

  Our success will depend on our ability to expand sales of our current products to new and existing customers, as well as the development or acquisition of new product designs and the acquisition of new licenses. We have little control over the demand for our existing products, and we cannot assure you that the new products we introduce will achieve acceptance. Failure to expand our sales of existing products and new products would significantly and negatively affect our ability to achieve sustained profitability.

The Loss of One Major Customer Would Substantially Reduce Revenues and the Potential for Profitable Operations

  For fiscal 2001, three customers accounted for aggregate sales in excess of 36.1% of gross sales: Wal-Mart, Michael's and Joannes accounted for 26.4%, 4.3% and 5.4%, respectively. Wal-Mart has continued to be a major customer for the company and the loss of Wal-Mart as a customer would have a material adverse effect on the company.

We Are  Dependent  on  Certain Contractual  Relationships  to Generate Our
Revenues

  Our sales are dependent to some degree upon the contractual relationships we establish with licensors to exploit, on a generally non-exclusive basis, proprietary rights in well known logos, marks and characters. Although we believe we will continue to meet all of our material obligations under such license agreements, there can be no assurance that such licensing rights will continue or will be available for renewal on favorable terms. Failure to obtain new licenses or extensions on current licenses or to sell such products, for any reason, could have a significant negative impact on our business.

We Are Currently Dependent on Supply and Distribution Arrangements to Generate a Substantial Portion of Our Revenues

  During 2000, the company entered into arrangements with Commerce Investment Group, LLC, and affiliated entities (collectively, the "Commerce Group"). Under the terms of the arrangements, the Commerce Group purchased equity securities of Innovo Group and Innovo Group became obligated to manufacture and distribute all of its craft products with the Commerce Group for a two-year period. Those arrangements, which renewed automatically for an additional two-year term but without minimum purchase obligations, could adversely affect the company's ability to obtain distribution and manufacturing services at the lowest available cost in the future.

The Seasonal Nature of Our Business Makes Management More Difficult, Severely Reduces Cash Flow and Liquidity During Parts of the Year and Could Force Us to Curtail Operations

  Our business is seasonal. The majority of our marketing and sales activities take place from late fall to early spring. Our greatest volume of shipments and sales occur from late spring through the summer, which coincides with our second and third fiscal quarters. Our cash flow is strongest in the third and fourth fiscal quarters. Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on our results of operations for the year. We are likely to experience periods of negative cash flow throughout each year and a drop-off in business commencing each December, which could force us to curtail operations if adequate liquidity is not available. We cannot assure you that the effects of such seasonality will diminish in the future.

We  Have  a  Large  Number   of  Competitors  With  Substantially  Greater
Financial, Technical and Other Resources than We Do

  The industry in which the company operates is fragmented and highly competitive. The company competes against a large number of manufacturers, importers, and other companies that distribute products similar to the company's. Some of our competitors possess substantially greater financial, technical and other resources than we do, including the ability to implement more extensive marketing campaigns. We do not hold a dominant competitive position in any market, and our ability to sell our products is dependent upon the anticipated popularity of our designs, the logos or characters our products bear, the price and quality of our products and our ability to meet our customers' delivery schedules.

                 Risks Associated with Our Securities

We Do Not Anticipate Paying Any Dividends on the Common Stock

  The company has not paid any dividends nor do we anticipate paying any dividends on the common stock in the foreseeable future. Our operating subsidiaries are currently restricted as to the payment of dividends to us. It is also our present policy to retain earnings, if any, for the use in the development and expansion of the company's business.

We Have a Substantial Number of Authorized Preferred and Common Shares Available for Future Issuances that Could Cause Dilution of Stockholder Interests

  The company has a total of 40,000,000 authorized shares of common stock and 5,000,000 authorized shares of "blank check" preferred stock. We expect to seek financing which could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital stock would result in a reduction of your percentage interest in our company. Furthermore, the book value per share of common stock may be reduced. This reduction would occur if the exercise price of the options or warrants or the conversion ratio of the preferred stock were lower than the book value per share of common stock at the time of such exercise or conversion.

  The addition of a substantial number of shares of common stock, including the shares offered by this prospectus, into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. In addition, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as such warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

  Our board of directors has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock. The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

We Are Controlled by Our Management and Other Related Parties

  Our executive officers, directors and their affiliates as of August 27, 2002 beneficially owned or had the right to acquire voting control over approximately 40% of the common stock. In addition, two investor groups who have the contractual rights to designate persons to be elected as directors beneficially owned or had the right to acquire voting control over approximately 37% (the Commerce Group) and 17% of the company's common stock.

  Because of their stock ownership and/or positions with the company, these persons have been and will continue to be in a position to greatly influence the election of directors and thus control the affairs of the company. Additionally, the company's by-laws limit the ability of stockholders to call a meeting of the stockholders. These by-law provisions could have the effect of discouraging a takeover of the company, and therefore may adversely affect the market price and liquidity of the company's securities. The company is also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control of the company. The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of the company's securities.

Our Stock Price Is Extremely Volatile and May Decrease Rapidly

  The trading price and volume of our common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements of new products or technological innovations by us or our competitors, and general conditions in our industries. In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.

  Including the shares subject to this prospectus, there are a total of approximately 15 million shares that may be sold in the Nasdaq SmallCap Market by selling stockholders pursuant to registration statements filed by the company. Approximately 2.6 million additional shares and shares subject to options and warrants are also expected to be registered for resale in the next several months. Sales of those shares could also adversely affect our stock price.

If We Cannot Meet the Nasdaq SmallCap Market Maintenance Requirements and Nasdaq Rules, Nasdaq May Delist the Common Stock Which Could Negatively Affect the Price of the Common Stock and Your Ability to Sell the Common Stock

  In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we are unable to satisfy the Nasdaq criteria for maintaining listing, the common stock would be subject to delisting. Trading, if any, of the common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the National Association of Securities Dealers, Inc. "electronic bulletin board." As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the common stock.

If Nasdaq Delists Our Common Stock You Would Need to Comply with the Penny Stock Regulations Which Could Make it More Difficult to Sell Your Common Stock

  In the event that our securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

  The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were considered a penny stock, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.

                       FORWARD-LOOKING STATEMENTS

  This prospectus and the documents incorporated by reference into this prospectus contain some forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.

                            USE OF PROCEEDS

  The company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                            DIVIDEND POLICY

  The company has never declared or paid a dividend on its common stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time. See "Risk Factors - We Do Not Anticipate Paying Any Dividends on the Common Stock."

                          SELLING STOCKHOLDERS

  The following table sets forth (i) the amount and percentage of shares of common stock beneficially owned by each selling stockholder prior to this offering, (ii) the number of such shares being offered by each selling stockholder to the public from time to time pursuant hereto, and
(iii) the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders upon completion of this offering (assuming the sale by the selling stockholders of all the shares of common stock offered by means of this prospectus).


									  Shares Beneficially Owned
				 Shares Beneficially		Shares	      After the Offering
                             Owned Prior to the Offering       Offered        Number          %
                             ---------------------------       -------        ------         ---

Samuel J. (Sam) Furrow(1)           3,494,015(2)              750,000(2)     2,744,015      18.2%

Samuel J. Furrow, Jr.(3)            1,586,688(4)              750,000(4)       836,688       5.6%

Commerce Investment Group, LLC(5)   3,163,637(6)            2,800,000(6)       863,637       5.8%

Integrated Apparel, LLC(5)          1,000,000(7)            1,000,000(7)             0         0%

JAML, LLC(8)                          100,000(9)              100,000(9)             0         0%

Innovation, LLC(8)                  3,312,500(10)           3,312,500(10)            0         0%

C J Rahm, LP(11)                      162,500(9)              162,500(9)             0         0%

FVB Family Limited Partnership LP(11)  50,000                  50,000                0         0%

Alec Land(11)                          62,500                  62,500                0         0%

Milton Koffman(11)                     31,250                  31,250                0         0%

Cecilia I. Rossi and                   25,000                  25,000                0         0%
Anthony C. Rossi(11)

Joseph Mizrachi(11)                 2,719,750               2,719,750                0         0%

Third Millennium Properties, Inc.(8)   62,500                  62,500                0         0%

SHD Investments, LLC(13)            1,000,000(12)             500,000(12)            0         0%

Griffin James Aron Guez
    Irrevocable Trust dated
    Sept. 13, 1996(14)                250,000                 250,000                0         0%

Stephan Avner Felix Guez
    Irrevocable Trust dated
    Sept. 13, 1996(14)                250,000                 250,000                0         0%

Nir Levitan                            12,500		       12,500                0         0%

Joseph Yariv                            6,250                   6,250                0         0%

* Less than 1% of outstanding shares.


(1) Sam Furrow has been a director and Chairman since April 1998 and served as Chief Executive Officer from October 1998 through December 2000.

(2) Includes 750,000 shares subject to exercisable warrants with a 3-year term expiring October 2003 and an exercise price of $2.10 per share and, in shares held prior to the offering only, 97,901 shares subject to currently exercisable options and 25,164 shares subject to exercisable 20-year term options granted under the Company's 2000 Director Stock Incentive Plan in lieu of cash directors' fees with an exercise price of $0.39 per share.

(3) Mr. Jay Furrow, Sam Furrow's son, became the company's Vice President for Corporate Development and In-House Counsel in August 1998 and a Director in
 January 1999. Mr. Furrow served as President from December 2000 until July 2002, when he became Chief Executive Officer. He has also served as the company's Chief Operating Officer since April 1999 and its Acting Chief Financial Officer since August 2000.

(4) Includes 750,000 shares subject to currently exercisable warrants with an exercise price of $2.10 per share and expiring n October 2003 and, in shares held prior to the offering only, 125,000 shares subject to currently exercisable options.

(5) Commerce Investment Group, LLC and Integrated Apparel, LLC are controlled by Mr. Hubert Guez. Pursuant to agreements entered into with the company by Commerce and affiliates when Commerce invested in the company, Mr. Guez may become a member of the Board of Directors and designate two additional Board members immediately.

(6) Includes 1,000,000 shares subject to immediately exercisable warrants with a purchase price of $2.10 per share and 300,000 shares subject to warrants with a purchase price of $2.10 per share that become exercisable over two years.

(7) Includes 500,000 shares subject to immediately exercisable options with a purchase price of $2.10 per share and expiring in October 2003.

(8) Third Millennium Properties, Inc., JAML, LLC and Innovation, LLC, each of which are controlled by Mr. Joseph Mizrachi, are the purchasers of shares and warrants pursuant to agreements entered into with the company pursuant to which Mr. Mizrachi may become a member of the Board of Directors and designate an additional Board member.

(9) Includes 100,000 shares subject to immediately exercisable options with a purchase price of $2.00 per share expiring in October 2003.

(10) Includes 1,500,000 shares subject to immediately exercisable options with a purchase price of $2.00 per share expiring in October 2003.

(11) The subject securities have been distributed to the respective selling stockholder as an owner of Third Millennium Properties, Inc. or JAML, LLC.

(12) Includes 500,000 shares subject to immediately exercisable warrants with a purchase price of $2.00 per share expiring in October 2003.

(13) SHD Investments, LLC is controlled by Mr. Guez's brother, Paul Guez.

(14) Griffin and Stephan Guez are the sons of Hubert Guez. Mr. Guez's mother serves as trustee of the trusts.

                             PLAN OF DISTRIBUTION

  The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

  on any U.S. securities exchange on which our common stock may be listed at the time of such sale;

  in the over-the-counter market;

  in transactions other than on such exchanges or in the over-the-counter market;

  in connection with short sales; or

  in a combination of any of the above transactions.

  The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

  The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

  The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

  As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

  the name of any of the broker-dealers;

  the number of shares involved;

  the price at which the shares are to be sold;

  the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

  that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

  other facts material to the transaction.

  Certain of the agreements with the selling stockholders contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.


                           DESCRIPTION OF SECURITIES

Common Stock

  Pursuant to the company's Amended and Restated Certificate of Incorporation, the company is authorized to issue 40 million shares of common stock, $.10 par value per share. As of November 1, 2002, the company had outstanding 14,901,264 validly issued, fully paid and nonassessable shares of common stock.

  Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote. Subject to the rights of the holders of any other outstanding series of stock the board of directors of the company may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefore, and (ii) any excess assets available upon the liquidation, dissolution, or winding up of the company.

  The board of directors may issue the additional shares of common stock, up to the authorization of 40 million shares, without soliciting additional stockholder approval. The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction, by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Preferred Stock

  The company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

Certain Provisions Relating to Share Acquisitions

  Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. The company has made no such election and is therefore governed by Section
203. Such anti-takeover provision may have an adverse effect on the market for the company's securities.

Indemnification and Limitation of Liability

  The company's Amended and Restated Certificate of Incorporation provides that the company shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, the company's directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the company and its stockholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities for environmental laws.

  At present, there is no pending litigation or proceeding involving a director or officer of the company as to which indemnification is being sought, nor is the company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Transfer and Warrant Agent

  The transfer agent for the company's common stock is ComputerShare Investor Services, Lakewood, Colorado.

                    WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

  We have filed a registration statement on Form S-1 as amended by a post-ffective amendment number one on Form S-3 with the Securities and Exchange Commission to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

  This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

  The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the Securities and Exchange Commission at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the Securities and Exchange Commission (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.  Our  annual  report   on   Form  10-K   for   the  fiscal  year  ended
December 1, 2001;

2. Our quarterly report on Form 10-Q for the three months ended March 2, 2002;

3. Our quarterly report on Form 10-Q for the three and six months ended June 1, 2002; and

4.  Our Current Report on Form 8-K dated July 26, 2002.

5. Our quarterly report on Form 10-Q for the three and nine months ended August 31, 2002.

  You may request a copy of these filings, at no cost, by writing to or calling Donna Drewrey, Innovo Group Inc., 2633 Kingston Pike, Suite 100, Knoxville, Tennessee 37919, telephone 865-546-1110.

                                  EXPERTS

  The consolidated financial statements of the Innovo Group Inc. appearing in Innovo Group Inc.'s Annual Report (Form 10-K) for the year ended December 1, 2001 and the year ended November 30, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Innovo Group Inc. for the year ended November 30, 1999 incorporated by reference in this Prosectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                        CAUTIONARY STATEMENTS

  No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  SEC registration fee                  $  2,047
  Nasdaq fee                                  --
  Accounting fees and expenses            45,000
  Legal fees and expenses                 10,000
  Printing and engraving expenses            500
  Blue Sky fees and expenses                  --
  Transfer Agent and Registrar fee            --
  Miscellaneous expenses                     500
                                          ------
                                         $58,047


Item 15.  Indemnification of Directors and Officers

  Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the company's Amended and Restated Certificate of Incorporation requires that the company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the company to the fullest extent allowed by Delaware law.

  The company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages fore any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

  The following exhibits are filed as part of the Registration Statement:

                                 Exhibit Index
Exhibit
Number            Description	                                Reference No.

5.1               Opinion of Sims Moss Kline & Davis, LLP.         *

23.1              Consent of Ernst & Young, LLP	              Filed Herewith

23.2              Consent of BDO Seidman, LLP                 Filed Herewith

24                Power of Attorney	                              **

__________________________

  * Filed as Exhibit 5.1 to original registration statement on Form S-1 (File No. 333-52318) on December 20, 2000.

  **  Filed as Exhibit 24 to original registration statement on Form S-1.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

  (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assured by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Knoxville, Tennessee on November 13, 2002.

                                       INNOVO GROUP INC.

                                       By: /s/ Samuel J. Furrow, Jr.
                                          --------------------------
                                          Samuel J. Furrow, Jr.
                                          Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel J. Furrow, Jr. and Samuel
J. Furrow, Sr., and each of them, his true and lawful attorney-in-fact, as agent with full power of substitute and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                    Date

/s/ Samuel J. Furrow         Chairman of the Board,   November 13, 2002
--------------------         Director
Samuel J. Furrow

/S/Patricia Anderson-Lasko   President and Director   November 13, 2002
--------------------------
Patricia Anderson-Lasko

/s/ Samuel J. Furrow,Jr.     CEO, Acting CFO,         November 13, 2002
------------------------     Chief Operating Officer and
Samuel J. Furrow, Jr.        Director; Principal Executive,
                             Financial and Accounting Officer

/s/ Dan Page                 Director                 November 13, 2002
------------
Dan Page

/s/ Marc B. Crossman         Director                 November 13, 2002
--------------------
Marc B. Crossman

/s/ John G. Looney           Director                 November 13, 2002
John G. Looney

By: /s/ Samuel J. Furrow, Jr.                         November 13, 2002
-----------------------------
Samuel J. Furrow, Jr.
Attorney-in-Fact

Exhibit 23.1

            Consent of Independent Certified Public Accountants

Innovo Group Inc.
Commerce, California

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-52318) and related Prospectus of the Innovo Group Inc. for the registration of 10,125,000 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 2002, with respect to the consolidated financial statements and schedules of the Innovo Group Inc. included in its Annual Report (Form 10-K) for the year ended December 1, 2001, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP
                                                 ---------------------
                                                 Ernst & Young LLP
Los Angeles, California
November 8, 2002


Exhibit 23.2

          Consent of Independent Certified Public Accountants



Innovo Group Inc.
Commerce, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 (Registration No. 333-52318) of our report dated January 13, 2000, except for Notes 11 and 14, as to which the date is March 8, 2000, relating to the consolidated financial statements and schedule of Innovo Group Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 1, 2001.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
---------------------------
BDO Seidman, LLP

Atlanta, Georgia
November 8, 2002